Capelogic Incorporated
                        1 Windhaven Court
                     Monroe Twp., NJ  08831





                         March 17, 2010



First Trust Portfolios L.P.
120 East Liberty Drive
Suite 400
Wheaton, Illinois  60187


     Re:      The First Trust Combined Series 304

Gentlemen:

      We have examined the Registration Statement File No. 333-165232, for the referenced Trust and acknowledge that Capelogic, Inc. is currently acting as the independent pricing agent for The First Trust Combined Series 304. Subsequently, we hereby consent to the reference of Capelogic, Inc. as independent pricing agent.

      In addition, we confirm that the ratings of the bonds comprising the portfolio of the Trust, as indicated in the Registration Statement, are the ratings currently indicated in our database as of the date of the evaluation report.

      You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                  Sincerely,




                                  Salman Ahmad
                                  Treasurer